Exhibit 10.2

                                AMENDED AND RESTATED
                        ADMINISTRATIVE SERVICES AGREEMENT

         This Amended and Restated Administrative Services Agreement (this "Agreement") is made and entered into by and between Rio Grande HMO, Inc., a Texas corporation (the "Plan"), and, Lifemark Corporation, a Delaware corporation ("Lifemark").

                                   WITNESSETH:

         WHEREAS, the Plan is a qualified health plan under a managed care program administered by the Texas Department of Human Services ("TDHS") of the State of Texas.

         WHEREAS, Lifemark is the successor organization to Managed Care Solutions, Inc., a Delaware corporation("MCS");

         WHEREAS, the Plan engaged MCS to provide administrative and management services in connection with the operation of the Plan Program (defined below) pursuant to an Administrative Services Agreement (the "Original Agreement") and an Amendment to Administrative Services Agreement (the "First Amendment"), both effective on March 31, 1997;

         WHEREAS, The Plan and Lifemark desire to enter into the Amended and Restated Administrative Services Agreement which accurately restates and integrates the Original Agreement and First Amendment and as further amended by this Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.       DEFINITIONS.
         -----------

         1.1 THE PLAN PROGRAM. "The Plan Program" shall mean all administrative and medical care delivery components and systems available through the Plan as necessary for the Plan to provide or arrange for the provision of Covered Services to those Program eligible Members who receive coverage through the Plan.

         1.2 THE PROGRAM. "The Program" shall mean the State of Texas STAR+PLUS Program for the provision of medical, dental, vision, behavioral, approved home and community based, and other health services to Medicaid recipients in a managed care delivery setting as described in the STAR+PLUS portion of the Request For Application by the Texas Department of Health, dated January 7, 1997.

         1.3 COVERED SERVICES. "Covered Services" shall mean health care services or products, including medical, dental, vision, behavioral, approved home and community based care, and other health services to which Members are entitled under the Program as described in the TDH Request for Application dated January 7, 1997. "Covered Services" shall also include all value-added services as described in the Plan response dated April 7, 1997 to the Texas Department of Health Request for Application.

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         1.4      IMPLEMENTATION  DATE.  "Implementation  Date"  shall  mean the later of (1) October 1, 1997 or (2) the date the Plan Program becomes operational and the Plan is obligated to commence the provision of Covered Services to Members.

         1.5 PARTICIPATING PROVIDER. "Participating Provider" shall mean a duly licensed (if subject to licensure) physician, hospital, health professional, facility, and other health care provider that have entered into a contract with the Plan for the provision of Covered Services to Members.

         1.6 PRE-OPERATIONAL PHASE. "Pre-Operational Phase" shall mean the period beginning May 7, 1997 and ending on the Implementation Date.

         1.7 REQUEST FOR APPLICATION ("RFA"). "RFA" or "Request for Application" shall mean the TDH/TDHS Request for Application for the Program dated January 7, 1997 and any amendments thereto.

         1.8 RECIPIENTS OR MEMBERS. "Recipients" or "Members" shall mean those individuals who are eligible for coverage under the Program and who have enrolled in the Plan.

         1.9 TDH. "TDH" shall mean the Texas Department of Health, an agency, division or department of State government responsible for administration of its State Medicaid Program pursuant to Title XIX of the Social Security Act and applicable State law.

         1.10     TDHS.   "TDHS"  shall  mean  the  Texas  Department  of  Human
                  Services,   an  agency,   division  or   department  of  State
                  government responsible for administration of its State Medicaid Program pursuant to Title XIX of the Social Security Act and applicable state law.

         1.11     TDI.  "TDI" shall mean the Texas Department of Insurance.

         1.12 MEDICAL EXPENDITURES. "Medical Expenditures" shall mean all expenses for Covered Services incurred in a specific contract year and paid during the specific contract year and up to 120 days after the end of the contract year.

         1.13 MEDICAL BUDGET. "Medical Budget" shall mean an accounting process whereby a gross amount of funds is set aside by Plan to cover costs associated with medically necessary covered services for Members of the Plan.

         1.14     STATE.  "State" shall mean the State of Texas.

2.       LIFEMARK RESPONSIBILITIES: INSURANCE REQUIREMENTS

         -------------------------------------------------

         2.1      PRE-OPERATIONAL PHASE.

                  2.1.1 GENERALLY. On behalf of, and after consulting with the Plan, Lifemark shall respond in a timely manner to TDHS requests for additional information or clarification of the terms of the RFA and shall provide assistance and support to the Plan in its negotiations with TDHS concerning the Program.

                                             2

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                  2.1.2    SPECIFIC   PRE-OPERATIONAL  DUTIES.   Pre-operational
                           duties are those  activities  that are  performed  by
                           Lifemark   on   behalf   of  the  Plan   during   the
                           Pre-Operational Phase of this Agreement. Services performed during the Pre-Operational Phase in many instances will extend beyond the Implementation Date as necessary to conduct day to day operations of the Plan. In consideration of the reimbursement of all pre-operational costs in accordance with Section 3.1 of this Agreement, during the Pre-Operational Phase, Lifemark shall assist the Plan with the establishment of the following services.

                           2.1.2.1 Location of an office site and in selection of office equipment;

                           2.1.2.2 Installation of computer hardware, software and related equipment;

                           2.1.2.3  Staff selection and training;

                           2.1.2.4  Development   of   marketing   programs   if
                                    directed by the Plan;

                           2.1.2.5  Development of  Plan  policy and procedures;

                           2.1.2.6  Provider   network   development,  including
                                    negotiating, credentialing, and contracting;

                           2.1.2.7  Education  of  participating  providers  and
                                    their   staff   regarding   Plan   programs;

                           2.1.2.8 Establishment of utilization and quality assurance programs;

                           2.1.2.9  In  coordination  with  the  Plan,  act as a
                                    liaison   with   TDHS  and   assist  in  the
                                    negotiation of contracts;

                           2.1.2.10 Preparation of member handbooks;

                           2.1.2.11 Preparation of provider handbooks; and

                           2.1.2.12 Obtain  necessary State of Texas Third Party
                                    Administrator   (TPA)   and/or   Utilization
                                    Review Agent (UR) licenses.

         2.2 OPERATIONAL PHASE ADMINISTRATIVE SERVICES. Lifemark shall provide the following administrative and management services necessary to the Plan:

                  2.2.1 GENERAL MANAGEMENT DUTIES. Lifemark shall be responsible for the day-to-day operational management of the Plan as it relates to the Program consistent with and in compliance with the provisions of this Agreement, the RFA, and any contract between TDHS and the Plan. All amendments to the contract between the Plan and TDHS that relate to the provision of administrative services, including requirements for information services, shall be incorporated into this agreement and Lifemark shall carry out such requirements following reasonable written notice from Plan.

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                  2.2.2    CONTRACTING WITH PROVIDERS. Lifemark shall assist the
                           Plan in recruiting, negotiating, and contracting on behalf of the Plan with providers of medical, dental, vision, behavioral and other health services to provide Covered Services to Members as required by the contract between TDHS and the Plan. Provider
                           contracts   shall  be   between   the  Plan  and  the
                           Participating Providers.

                           All contracts with Participating Providers shall be in a form and contain such provisions as are acceptable to the Plan, set forth the method and amount of reimbursement to Participating Providers, and specify that the Participating Providers shall be subject to all requirements contained in the RFA, any contract between TDHS and the Plan, and all applicable provisions of this Agreement.

                  2.2.3 CLAIMS PROCESSING AND PAYMENT. Lifemark shall pay claims to Participating Providers for all approved Covered Services rendered to Members in accordance with the contracts entered into between Participating Providers and the Plan, the RFA, any contract between TDHS and the Plan, and this Agreement. Lifemark shall have the authority and discretion to interpret the requirements of the RFA, the contract between TDHS and the Plan, and the contracts between the Plan and providers with respect to payment of claims to Participating Providers. Claims payments shall be made by checks or drafts signed by Lifemark as the Plan's dispersing agent out of the account established in accordance with Section 2.2.4 hereof, and Lifemark shall provide the Plan with a copy of all check registers for claims payment checks. Lifemark shall notify the Plan by facsimile or electronic transmission within the greater of forty-eight (48) hours or two (2) business days prior to releasing a check from such account in an amount equal to or greater than [x]*. The Plan shall not unreasonably withhold its approval of such expenditure, and, the Plan shall provide a written explanation to Lifemark of any disapproval of such an expenditure. The Plan's failure to disapprove the issuance of such check within the notice period shall be deemed to be approval of the issuance.

                  2.2.4    BANK  ACCOUNT;  ACCOUNTING  AND FINANCE  DUTIES.  Two
                           separate bank accounts shall be established and controlled by the Plan. The first shall be a control depository account ("CDA")for premium deposits from TDHS. The second account will be a Zero Balance Account ("ZBA") used solely for disbursements initiated by Lifemark for payment of Covered Services and Lifemark administrative services fees. Lifemark shall be responsible for performing all day to day financial and accounting functions of the Plan, including preparation of financial statements, accounts payable/receivable administration, and banking arrangements. Lifemark shall provide the Plan with monthly financial statements and support. It is understood that during the first six months of operations certain data may not be available to conduct comprehensive financial and operational analyses. Lifemark shall prepare for the Plan's review, signature and submission, any financial and regulatory reports required by TDHS or TDH in connection with the Program and/or the Texas Department of Insurance. The Plan agrees to transfer and maintain sufficient funds in the ZBA to meet all Plan obligations as presented. Under no circumstances is Lifemark required to expend Lifemark's own funds to pay claims.

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                  2.2.5    PLAN BENEFITS LITIGATION.  If a demand is asserted or
                           a  litigation/arbitration   proceeding  is  commenced
                           ("Plan Benefits Litigation") by a Member or health care provider to recover benefits against Lifemark, the Plan or both parties, the following shall apply:

                           2.2.5.1 If either Lifemark or the Plan becomes aware of the asserted Plan Benefits Litigation, it shall promptly notify the other party. The Plan shall, with Lifemark's advice and input, determine whether to pay the disputed claims or proceed with Plan Benefits Litigation.

                           2.2.5.2 In the event the Plan determines to proceed with Plan Benefits Litigation, the Plan shall retain counsel and direct the response to the Plan Benefits Litigation. The Plan shall be responsible for assuming the cost attributable to Plan Benefits Litigation. Lifemark shall fully cooperate with such Plan Benefits Litigation.

                  2.2.6 COORDINATION OF BENEFITS; THIRD PARTY LIABILITIES; REINSURANCE. Lifemark shall be responsible for the following activities in connection with coordination of benefits and third-party recoveries as required under the provisions of the RFA and under any contract between TDHS and the Plan:

                           2.2.6.1 Recovering or coordinating medical expenses incurred by Members from all third-party liability resources on behalf of the Plan and depositing any amounts recovered in the Plan's designated bank account;

                           2.2.6.2  Establishing   and   maintaining   files  of
                                    Members' third-party  liability information;

                           2.2.6.3 Receiving third-party liability information from TDHS and updating the Members' files on a timely basis;

                           2.2.6.4 Informing TDHS and the Plan of third-party liability information discovered during the course of business operations;

                           2.2.6.5 Providing TDHS and the Plan with required reports relating to amounts recovered from third-parties;

                           2.2.6.6 Recovering reinsurance revenues payable to the Plan from TDHS and/or other reinsurers.

                                             5

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                  2.2.7    CASE  MANAGEMENT.  Lifemark  shall be responsible for
                           performing case management services in accordance with the RFA and in accordance with the contract between TDHS and the Plan. Lifemark shall ensure
                           that  each   Member  has  chosen  or  is  assigned  a
                           primary care provider who shall assess the Member's health care needs and shall provide services to
                           meet  those   needs   either   directly  or   through
                           referrals to other Participating Providers.  Lifemark
                           shall   implement   a   system   for  the  directing,
                           coordinating, monitoring and tracking of the Covered Services rendered to each Member.

                  2.2.8 FACILITATION OF SERVICES. Lifemark shall provide the Plan and Participating Providers with Member enrollment and eligibility information letter and maintain telephone lines as required by the contract with TDHS for the purpose of determining enrollment and eligibility information upon admission to an emergency facility or hospital emergency room.

                  2.2.9 PROGRAM COVERAGE INFORMATION. Lifemark shall prepare and forward to all Participating Providers a summary of Covered Services including schedules of Covered Service and applicable exclusions or limitations thereto, and applicable co-payments, co-insurance and deductibles.

                  2.2.10 QUALITY ASSURANCE. Lifemark shall be responsible for developing and maintaining a Quality Assurance Program in compliance with the requirements of the RFA, and with any contract between TDHS and the Plan.

                  2.2.11 UTILIZATION MANAGEMENT. Lifemark shall be responsible for developing and maintaining a Utilization Management Program in compliance with the requirements of the RFA, and with any contract between TDHS and the Plan. The Utilization Management Program shall determine whether the level, type, and cost of benefits provided are appropriate to the health care needs of Members on an ongoing basis.

                  2.2.12 CREDENTIALING. Lifemark shall be responsible for the process of credentialing and recredentialing each Participating Provider in accordance with applicable Plan policies and procedures.

                  2.2.13   INFORMATION SYSTEMS.

                           2.2.13.1 Lifemark  shall  develop and  maintain as of
                                    the   Implementation   Date   an   automated
                                    management information system as required by the contract with TDHS, any contract between TDHS and the Plan, and this Agreement.

                                             6

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                           2.2.13.2 The parties  acknowledge  that Lifemark will
                                    use  its   proprietary   software   program,
                                    Managed   Care  One,   which   includes  all
                                    documentation  thereof  and  amendments  and
                                    revisions thereto, as the information system
                                    implemented pursuant to this Agreement.  The
                                    program,   source  and   object   codes  and
                                    databases,   the   trade   secrets   related
                                    thereto, the copy right of Managed Care One,
                                    the trademark of the name, all  intellectual
                                    property rights associated with the program,
                                    the technical information,  design concepts,
                                    processes,  formulae and  algorithms and all
                                    other rights and aspects  pertaining thereto
                                    are highly  confidential  and the  exclusive
                                    property  of   Lifemark.   Nothing  in  this
                                    Agreement   shall  be  construed  to  be  an
                                    assignment,  transfer,  purchase,  lease  or
                                    license of such  rights.  Lifemark  is using
                                    Managed   Care  One  strictly  for  its  own
                                    purposes in fulfilling its duties under this
                                    Agreement  and may  elect at any time in its
                                    sole   discretion   to   use   a   different
                                    information system; provided however that no
                                    disruption  of Plan Program  functions  will
                                    result   from   such   decision.   The  Plan
                                    acknowledges   that   certain   features  of
                                    Managed Care One are highly confidential and
                                    proprietary  and  agrees,   even  after  the
                                    termination of this  Agreement,  to maintain
                                    the    strict    confidentiality    of   all
                                    information  obtained about all of the above
                                    described  aspects  and all  features of the
                                    program,  regardless of how such information
                                    was obtained, until such information becomes
                                    public  information.  The  Plan  waives  all
                                    claim,  right  or  interest   whatsoever  in
                                    Managed Care One, or any of the above described aspects and features thereof, and all amendments or revisions thereto.

                           2.2.13.3 All data entered into Managed Care One after
                                    the   Implementation   Date  and  until  the
                                    termination of this Agreement that pertain to the Plan Program, is owned by the Plan and Lifemark shall provide such data to the Plan upon request of the Plan. In the event the contract between Lifemark and the Plan is terminated, within five (5) working days thereafter, such data will be transferred to the Plan by Lifemark using industry standard electronic media. The Plan shall be entitled to no other information from Managed Care One.

                  2.2.14 REPORTS TO AND LIAISON WITH TDHS AND TDI. Lifemark shall be responsible for making reports to TDHS and TDI and the Plan which are required by contract with TDHS and to act as a liaison to TDHS for the general purpose of regulatory compliance. Reports shall be made at such times as are required by TDHS and TDI and such report shall be in format acceptable to TDHS and TDI. Lifemark shall furnish copies of such reports to the Plan contemporaneously with submission to TDHS and TDI.

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                  2.2.15   REPORTS  TO  THE PLAN.  Lifemark  shall report to the
                           designated Plan executive on a regular basis and at such times as are reasonably requested. Lifemark shall report to the designated Plan executive on any and all matters relating to the administration of the
                           Plan  Program.   Lifemark  shall  provide  reasonable
                           advance notice to the Plan of any meeting with TDHS, TDI or other State regulatory personnel so as to allow a Plan representative to attend the meeting in
                           person or  by teleconference.   If  either  party  is
                           unable to attend the meeting, the other party agrees to fully inform the other of the information gained or decisions made.

                  2.2.16 MEMBER SERVICES. Lifemark shall be responsible for providing all Member services and functions as are required by the RFA, any and all contracts between TDHS and the Plan, and this Agreement, including a Member call center for STAR and STAR+PLUS if required by the contract between TDHS/TDH and the Plan.

                  2.2.17   COMPLAINT   RESOLUTION   PROCEDURE.   Lifemark  shall
                           maintain a complaint resolution procedure to process Member and provider complaints.

                  2.2.18 PROVIDER AND MEMBER SATISFACTION. Lifemark shall administer periodically, but not less frequently than annually, Participating Provider and Member satisfaction surveys as required by TDHS.

                  2.2.19   INSURANCE REQUIREMENTS.

                           2.2.19.1 PROFESSIONAL LIABILITY INSURANCE. During the
                                    term  of  this  Agreement,  the  Plan  shall
                                    maintain,  at its sole expense,  a policy of
                                    HMO-type  professional  liability  insurance
                                    acceptable to Lifemark with coverage  limits
                                    in the  minimum  amount  of  $1,000,000  per
                                    incident  and   $3,000,000   in  the  annual
                                    aggregate.   In  addition,  the  Plan  shall
                                    purchase  a  "tail  policy"  with  the  same
                                    policy limits  following the effective  date
                                    of  termination  of the foregoing  policy in
                                    the  event the  policy  is a  "claims  made"
                                    policy.  Lifemark at its own  expense  shall
                                    obtain a  professional  liability  insurance
                                    policy  acceptable to the Plan with coverage
                                    limits in the minimum  amount of  $1,000,000
                                    per incident and $3,000,000 in the annual aggregate for Lifemark employees for such items as credentialing, care coordination and utilization review related activities.

                           2.2.19.2 COMPREHENSIVE LIABILITY INSURANCE.  Lifemark
                                    and the Plan  each  shall  maintain,  at the
                                    sole expense of each, throughout the term of
                                    this   Agreement,   a  policy   of   general
                                    liability   insurance,    with   terms   and
                                    conditions  acceptable to the other party in
                                    the  minimum   amount  of   $1,000,000   per
                                    occurrence and $3,000,000 in the annual aggregate.

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                           2.2.19.3 PROOF OF INSURANCE. Each party shall furnish
                                    the other with  evidence of such  insurance,
                                    including   certificates  of  insurance  and
                                    complete copies of insurance policies,  upon
                                    the  other's   request.   Each  party  shall
                                    provide  the other with a minimum of 30 days
                                    prior written notice in the event any of the
                                    insurance    policies   required   by   this
                                    Agreement are canceled, materially changed or restricted in any way.

                  2.2.20 MEDICAL DIRECTOR. Lifemark shall provide the equivalent of a full-time medical director licensed by the Texas State Board of Medical Examiners for the STAR and STAR+PLUS programs. Lifemark must have a written job description for the medical director who shall perform such duties as are required by TDHS in its contract with the Plan. If the medical director's time spent on these duties exceeds a standard full-time equivalent Lifemark employee, then such excess time shall be charged to the STAR program. The medical director must exercise independent medical judgment in all medical necessity decisions. Lifemark must ensure that medical necessity decisions are not adversely influenced by fiscal management decisions. Lifemark acknowledges that the Plan and agencies of the State of Texas may conduct reviews of medical necessity decisions by the medical director at any time.

3.       REVENUE, ACCOUNTS AND ADMINISTRATIVE FEES
         -----------------------------------------

         3.1 PRE-OPERATIONAL PHASE ADVANCE. The Plan shall pay Lifemark an amount equal [x]* as an advance for services provided to the Plan related to pre-operational activities. Payment will be made in three equal installments with the first payment due to Lifemark no later than May 15, 1997. Subsequent payments will be due no later than June 15, 1997 and August 15, 1997 respectively.

         3.2 REIMBURSEMENT FOR PRE-OPERATIONAL PHASE. The Plan will pay Lifemark an amount equal [x]* in connection with pre-operational activities during each month of the Pre-Operational Phase. After the advance funds described in
                  Section 3.1 have been applied, any remaining amount due shall be PAID TO LIFEMARK NO LATER THAN THE 15TH day of the following month. Lifemark will provide Plan with a detailed listing of actual expenses incurred.

         3.3 OPERATIONAL PHASE. Lifemark shall be paid an Administrative Fee following the Implementation Date as set forth in Exhibit A of this Agreement.

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                  Lifemark will estimate and be paid the monthly  Administrative
                  Fee before the fifteenth day of the month. Any adjustments based on the actual membership figures will be made to the subsequent months payment. Lifemark will produce a monthly Administrative Services Fee Reconciliation Report setting forth estimated payment of that month and reconciliation for prior periods. In no event shall the total Administrative Fee paid to Lifemark in any contract year [x]* of that contract year's Revenue (as defined below).

                  In return for receiving the Administrative Fee, Lifemark shall be responsible for all costs associated with the administration of the Plan Program, except for the following expenses, which shall be the responsibility of the Plan:

                  3.3.1    Claims costs for Covered Services;

                  3.3.2    Legal services of the Plan;

                  3.3.3    Actuarial services of the Plan;

                  3.3.4    All insurance premiums for the Plan;

                  3.3.5    Board fees and expenses related to Board meetings;

                  3.3.6 Expenses relating to the corporate existence of the Plan;

                  3.3.7    Audit and tax services of the Plan;

                  3.3.8    Advertising and marketing expenses of the Plan;

                  3.3.9 Any income, property, premium or other taxes of the Plan and any assessments or license fees;

                  3.3.10 Other expenses clearly related to the business of the Plan as an independent corporate entity;

                  3.3.11 Costs associated, including preparation of proposals, for the expansion of the Plan into additional service areas.

         3.4 PERFORMANCE FEE/PERFORMANCE PENALTY. At least annually, Plan and Lifemark shall determine a set of performance goals and objectives for Lifemark and the performance of its duties under this agreement. Such goals and objectives may include, among other things, the reduction of HMO administrative and similar expenditures from budgeted targets or the achievement of other Plan Program operating efficiencies. Based on Lifemark' achievement of specified goals and objectives, Lifemark shall be paid a performance fee (the "Performance Fee"). The Performance Fee shall be paid as set out in Exhibit B of this Agreement. Under certain instances as described in Exhibit B, Lifemark may be subject to a Penalty (the "Performance Penalty"). Any Performance Penalty shall be offset against Lifemark' base Administrative Fee paid by Plan as provided under Section 3.3 and Exhibit A of this Agreement and under the terms as set forth in EXHIBIT B. THE MINIMUM/MAXIMUM amount of any Performance Fee and the Performance Penalty shall in no instance exceed [x]* by the Plan in a given contract year commencing on the Implementation Date. This Section 3.4 shall be null and void upon Plan entering into a risk sharing arrangement with Lifemark of Texas, Inc. and the assignment of this Agreement to Lifemark of Texas, Inc.

         3.5      REVENUE AND ACCOUNTS.

                  3.5.1 PROGRAM CONTRACT YEAR 2000. For the Partial Program contract year beginning December 1, 1999 and ending August 31, 2000, the Plan shall deposit [x]* of
                           Revenue into the CDA, and the remaining [x]* of Revenue into an account designated by Plan to pay for Plan's oversight, reinsurance and recovery of initial Plan Program start-up costs. "Revenue" means the monthly payments and all subsequent adjustment payments, made to the Plan by TDHS under the Program contract.

                  3.5.2 PROGRAM CONTRACT YEAR 2001. For the Program contract year beginning September 1, 2000 and ending August 31, 2001, the Plan shall deposit [x]* of Revenue into the CDA, and the remaining [x]* of Revenue into an account designated by Plan to pay for Plan's oversight, reinsurance and recovery of initial Plan Program start-up costs.

                  3.5.3 PROGRAM CONTRACT YEAR 2002. If this Agreement is extended for Program contract year beginning September 1, 2001 and ending August 31, 2002, the Plan shall deposit [x]* of Revenue into the CDA, and the remaining [x]* of Revenue into an account designated by Plan to pay for Plan's oversight, reinsurance and recovery of initial Plan Program start-up costs.

                  3.5.4 PROGRAM YEAR 2003. If this Agreement is extended for the Program contract year beginning September 1, 2002 and ending August 31, 2003, the parties shall agree as part of such extension as to the division of the Revenue.

4.       TERM AND TERMINATION
         --------------------

         4.1 TERM. This Agreement shall be effective on December 1, 1999, or the first day of the month following TDHS approval of this Agreement if TDHS must approve the effective date, though it may be finally executed and delivered on a subsequent date. The Agreement shall be effective during the period necessary to complete the Plan's preoperational activities and shall then be in full force and effect through August 31, 2001. The parties may extend the Agreement by mutual written agreement for additional one (1) year periods, not to exceed two (2) extensions. Each such extension shall be effective on September 1, or the effective date of the contract year between TDHS and the Plan. If a party does not desire to extend this Agreement, such party must provide the other party at least one hundred twenty (120) days written notice prior to the expiration of the current term. Such extensions of this Agreement shall be of no force and effect if TDHS and Plan do not agree to a Program contract for the extension periods of this Agreement.

         4.2      TERMINATION.   This  Agreement  may  be  terminated  upon  the
                  following:

                  4.2.1 At any time upon the written mutual consent of both parties.
                  4.2.2 Either party may terminate this Agreement for a material breach or upon the failure of either party to obtain and maintain any license, registration or approval required under state or federal law that is material to the operation of the Plan Program which has not been cured within 30 days after the "Cure Period". The Cure Period is defined as sixty (60) days from the date on which one party receives notice of a material breach from the other party. Provided however, if the material breach involves failure to pay Administrative Fees when due, the Cure Period shall be (10) days.

                  4.2.3 In the event the contract between TDHS and the Plan is terminated for any reason or the Plan's participation in the Program is otherwise terminated, in which case termination shall be effective as of the termination date of the Plan's participation in the Program.

                  4.2.4 Immediately upon the filing of a bankruptcy petition by either party.

         4.3      OBLIGATIONS IN EVENT OF TERMINATION.

                  4.3.1 Upon termination of this Agreement for reasons other than those described in Section 4.2.2 of this Agreement, the Plan shall purchase those fixed assets and leasehold improvements acquired and used by Lifemark to administer the Plan at a price equal to the book value of such assets as determined by Lifemark at the termination date. Lifemark shall use Generally Accepted Accounting Principles (GAAP) for depreciation of fixed assets and leasehold improvements. The Plan shall also agree to assume and/or be fully financially responsible for any lease of office space or equipment being utilized for Plan operations and to indemnify Lifemark against any liability therefor. The purpose of this reimbursemen is to allow the recovery of those costs normally covered over the life of a contract.

                  4.3.2 In the event of termination of this Agreement for any reason, Lifemark shall fully cooperate with the person or entity selected by the Plan to assume administration of the Plan.

                  4.3.3 In the event of termination of this Agreement, Lifemark shall provide the Plan with all copies of records in Lifemark' possession directly and specifically relating to the Plan Program and which are necessary for the continued operation of the Plan Program, or shall forward such records to a successor administrator as directed by the Plan.

                  4.3.4 If this Agreement is terminated by the Plan for reasons other than those stated in Section 4.2.2 within one year of the Implementation Date, the Plan will reimburse Lifemark for [x]* of all Program related expenses incurred by Lifemark.

                  4.3.5 Upon termination of this Agreement for any reason, Lifemark, at Plan's option, shall continue to adjudicate all incurred claims that had not been paid as of the termination date. Plan shall pay Lifemark a fee of [x]* of the paid claim amount for each claim adjudicated. Lifemark shall have no obligation to expend its own funds to adjudicate such claims, but shall deliver such claims to the Plan pursuant to the Plan's instructions. Lifemark shall have no obligation to adjudicate claims incurred after the termination date of this Agreement.

         4.4 NOTICE OF WITHDRAWAL. If the Plan determines to withdraw from or limits involvement in the Program, the Plan shall give Lifemark ninety (90) days prior written notice. To "withdraw" shall mean an action by the Plan to terminate the contract with TDHS, or the Plan's failure or decision not to extend or renew the TDHS contract. To "limit involvement" shall mean an action by Plan not to expand its service area in the Program if the Plan is presented such an opportunity. The Plan agrees that if Plan withdraws or limits its involvement in the Program, Lifemark may pursue such opportunity independently of the Plan.

5.       MISCELLANEOUS

         5.1 CONFIDENTIALITY. Lifemark agrees to safeguard the confidentiality of all data pertaining to this Agreement and Covered Services rendered to Members in accordance with TDHS requirements.

         5.2 RELATIONSHIP OF THE PARTIES. In the performance of the work, duties and obligations of the parties pursuant to this Agreement, the parties shall, at all times, be acting and performing as independent contractors. No relationship of employer and employee, or partners or joint venturers created by this Agreement, and neither party may therefore, make any claim against the other party for social security benefits, workers' compensation benefits, unemployment insurance benefits, vacation pay, sick leave or any other employee benefit of any kind. In addition, neither party shall have any power or authority to act for or on behalf of, or to bind the other except as herein expressly granted, and no other or greater power or authority shall be implied by the grant or denial of power or authority specifically mentioned herein.

         5.3 ASSIGNMENT/SUBCONTRACTING. Neither party shall have the right to assign, delegate or subcontract any of its rights or obligations hereunder without the prior written consent of the other party. The parties agree that this Agreement may be assigned at any time by Plan to Lifemark of Texas, Inc.

         5.4 NOTICES. Except as set forth herein, all notices require or permitted to be given hereunder, shall be in writing and shall be sent by United States mail, certified or registered, return receipt requested, postage prepaid, to the parties hereto at their respective addresses set forth on the signature page hereto, or such other address as may be fixed in accordance with the provisions hereof. Except as set forth herein, if mailed in accordance with the provisions of this paragraph, such notice shall be deemed to be received three (3) business days after mailing.

         5.5 HEADINGS. The headings of the various sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

         5.6 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, nor be construed to be, a waiver of any subsequent breach thereof.

         5.7 APPLICABLE LAW. This Agreement shall be governed in all respects by the laws of the State of Texas.

         5.8 INVALID PROVISIONS. If, for any reason, any provision of this Agreement is or shall be hereafter determined by law, act, decision, or regulation of a duly constituted body or authority, to be in any respect invalid, such determination shall not nullify any of the other terms and provisions of this Agreement and, unless otherwise agreed to in writing by the parties, then, in order to prevent the invalidity of such provision or provisions of this Agreement, the said provision or provisions shall be deemed automatically amended in such respect as may be necessary to conform this entire Agreement with such applicable law, act, decision, rule or regulation.

         5.9 NO THIRD-PARTY BENEFICIARY. This Agreement is entered into by and between the Plan and Lifemark and for their benefit. There is not intent by either party to create or establish third-party beneficiary status or rights or their equivalent in any Member, subcontractor, or other third party, and no such third party shall have any right to enforce any right or enjoy any benefit created or established under this Agreement.

         5.10 COMPLAINT AND APPEAL PROCESS. In the event that any dispute relating to this Agreement arises between Lifemark and Plan, the parties will make a good faith effort to resolve the dispute informally. If the dispute cannot be resolved informally, Lifemark must submit a written complaint to Plan which clearly states the basis of the complaint and a proposed resolution. Plan shall respond to a written complaint within thirty (30) days of receipt, either accepting, rejecting, or modifying Lifemark's proposed resolution. This will be Plan's final determination. If the parties are unable to resolve the dispute through the complaint process, the dispute shall be resolved by binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date one party first gave written notice of the dispute to the other party. The arbitration shall be held in Dallas, Texas or in such other location as the parties may mutually agree upon. The arbitrator shall have no power to award punitive or exemplary damages or vary the terms of this Agreement and shall be bound by controlling law.

         5.11 REVIEW AND AUDIT. Lifemark will at all times make available for review and audit by either the Plan or its designee its files, books, procedures and records (including computer terminal access to same) pertaining to the Plan Program or the services provided by Lifemark under this Agreement. In addition, Lifemark shall make available for interview with the auditor those personnel with material involvement or responsibility with respect to the services provided by Lifemark under this Agreement.

         5.12 ENTIRE AGREEMENT: AMENDMENT. This Agreement and all exhibits hereto shall constitute the entire agreement relating to the subject matter hereof between the parties hereto, and supersedes all other agreements, written or oral, relating to the subject matter hereof. This Agreement may be amended by mutual agreement of the parties, provided that such amendment is reduced to writing and signed by both parties.

         5.13 EXHIBITS. Any exhibits attached to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

         5.14 TEXAS DEPARTMENT OF INSURANCE. The parties acknowledge and agree that this Agreement is subject to review and approval by TDI and TDHS.

         5.15 PLAN INSOLVENCY. Lifemark understands and agrees that Plan has the sole responsibility for payment of services rendered by Lifemark under this Agreement. In the event of Plan insolvency or cessation of operations, Lifemark' sole recourse shall be against Plan through the bankruptcy or receivership estate of Plan. Lifemark understands and agrees that neither the State of Texas nor the Plan Member is liable or responsible for payment for any services provided under this Agreement.

         5.16 MODIFICATION TO AGREEMENT. Lifemark agrees that any modification, addition, or deletion of the provisions to this Agreement will become effective no earlier than thirty (30) days after Plan notifies the TDHS of the change. If TDHS does not provide written approval within thirty (30) days from receipt of notification from the Plan such changes may be considered provisionally approved.

         5.17 FRAUD AND ABUSE. This Agreement and Lifemark are subject to state and federal fraud and abuse statutes. Lifemark will be required to cooperate in the investigation and prosecution of any suspected fraud or abuse, and must provide any and all requested originals and copies of records and information, free of charge, on request, to any state or federal agency with authority to investigate fraud and abuse in the Medicaid program.

         5.18 FUNDING. Lifemark understands that services provided under this contract are funded by State and federal funds under the Texas Medical Assistance Program (Medicaid). Lifemark is subject to all State and federal laws, rules and regulations that apply to persons or entities receiving State and federal funds. Lifemark understands that any violation by Lifemark of a State or federal law relating to the delivery of services under this contract, or any violation of the TDHS/HMO contract could result in liability for contract money damages, and/or civil and criminal penalties and sanctions under State and federal law.

6. RIGHT OF FIRST REFUSAL. The Plan hereby grants a right of first refusal to Lifemark to be the administrative services manager if Plan expands its service area in the Program. Further, the Plan hereby grants a right of first refusal to Lifemark or its affiliates, including but not limited to, Lifemark of Texas, Inc., to enter into an arrangement of equal sharing of medical risk in the Program, or any other form of relationship in which such risk is shared equally by the parties. The parties agree to negotiate with each other in good faith as to the allocation of start-up expenses and administrative services fees related to the expansion. If the Plan declines to pursue the expansion, Lifemark may pursue the opportunity independently of the Plan.

7.       NON-COMPETE.  During  the  term of  this  Agreement,  Lifemark  may not compete with Plan in the Program, or enter into a contract with an entity that competes with Plan in the Program without obtaining Plan's prior written consent; provided, however, this restrictive covenant does not apply to service area expansion in the Program which the Plan has declined or failed to pursue. Except as set forth above, the Plan and Lifemark may pursue independently of each other business opportunities which are unrelated to the Program.

8. SETTLEMENT OF PERFORMANCE FEE. Plan agrees to pay Lifemark the sum of $600,000.00 ("Settlement Amount") in full and final settlement of the Performance Fee from the Implementation Date through and including November 30, 1999. Lifemark accepts the Settlement Amount and does completely and generally release, remise, and forever discharge Plan from any and all claims for Performance Fee for such time period. This release shall become effective and binding upon: a) the execution of this Agreement, and b) the receipt of the Performance Fee by Lifemark. Plan shall pay the Performance Fee within thirty (30) days of the assignment of this Agreement to Lifemark of Texas, Inc.

9. PARTIAL PAYMENT OF PERFORMANCE FEE. Within 30 days from the execution hereof Plan agrees to pay the sum of $600,000 as an initial payment against the amount finally determined to be owed to Lifemark as a Performance Fee for the period from the Implementation Date through and including November 30, 1999. The parties anticipate the final amount of the Performance Fee to be settled as Managed Care Financial Statistical Reports are filed with TDHS for the relevant time periods.


         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first set forth above.

RIO GRANDE HMO, INC.

BY:      /S/ DAVID G. BICK                           ITS       VICE PRESIDENT
         --------------------------------
         David G. Bick

DATE:    JANUARY 19, 2000

ADDRESS FOR NOTICES:

901 S. Central Expressway
Richardson, Texas 75080

LIFEMARK CORPORATION

BY:      /S/ MICHAEL KENNEDY                         ITS      VICE PRESIDENT
         --------------------------------
DATE:    JANUARY 19, 2000

ADDRESS FOR NOTICES:

7600 NORTH 16TH Street, Suite 150
Phoenix, Arizona 85020

                                    EXHIBIT A

                           ADMINISTRATIVE FEE SCHEDULE

                      RIO GRANDE HMO - HARRIS COUNTY, TEXAS

                           EFFECTIVE DECEMBER 1, 1999

ABD / SSI MANAGEMENT FEE SCHEDULE FOR MEMBERS DETERMINED BY TDHS AS "OTHER COMMUNITY CLIENTS (DUAL ELIGIBLE AND MEDICAID ONLY, COMBINED)"


Tier         Membership                                          Fees
                                                            The Greater of:

I.           First [x]*                     [x]*        PMPM       or       [x]*

II.          Next [x]*                      [x]*        PMPM       or       [x]*

III.         Members in Excess of [x]*      [x]*        PMPM       or       [x]*


If membership for ABD lives falls below [x]* members, Plan will reimburse Lifemark Texas at its [x]* per month. This maximum reimbursement amount applies to ABC/SSI and LTC, combined, if both groups are under the minimum memberships for the month. Costs will be determined by allocating total costs based on membership. For allocation purposes, [x]* member will equal [x]* members.


LTC MANAGEMENT FEE SCHEDULE FOR ALL OTHER MEMBER RISK GROUPS COMBINED

Tier         Membership                                          Fees
                                                            The Greater of:

I.           First [x]*                     [x]*        PMPM       or       [x]*

II.          Next [x]*                      [x]*        PMPM       or       [x]*

III.         Members in Excess of [x]*      [x]*        PMPM       or       [x]*

If membership for [x]* lives falls below [x]* members, Plan will reimburse Lifemark Texas at its [x]* per month. This maximum reimbursement amount applies to ABC/SSI and LTC, combined, if both groups are under the minimum memberships for the month. Costs will be determined by allocating total costs based on membership. For allocation purposes, [x]* member will equal [x]* members.

Lifemark Texas shall be paid the following Administrative Fees in addition to the Base Fees above:

CONTRACT YEAR                                      ADDITIONAL ADMINISTRATIVE FEE
                                                   (% of Revenue)

12/01/99 - 08/31/00                                  [x]*
09/01/00 - 08/31/01                                  [x]*
09/01/01 - 08/31/02 (if extended)                    [x]*
09/01/02 - 08/31/03 (if extended)                       (Subject to negotiation)

                                    EXHIBIT B

                        PERFORMANCE GOALS AND OBJECTIVES

I. After 120 days but before 180 days after the end of each of the periods, the first of which beginning January 1, 1998 through
         December 31, 1998, and the next period beginning January 1, 1999 through November 30, 1999 ("Performance Goal Periods"), Plan will calculate the Performance Fee/Penalty. Plan will set a gross medical budget which is defined as the sum of the products of the per member per month (pmpm) medical cost target times the actual member months for each category. The pmpm medical cost targets for FY 1998 are shown in Exhibit C and will be updated annually. In the event that Medical Expenditures fall below [x]* of the gross medical budget, Plan will pay Lifemark a Performance Fee in the amount equal to [x]* by Plan for the next contract month, then Lifemark may elect to pay the Performance Penalty to up to twelve (12) equal monthly installments.

II. In the event that Plan incurs financial penalties imposed by TDH, TDHS or the Texas Department of Insurance with respect to the operation of the Plan Program and is a direct result of the failure of Lifemark to fulfill its duties under this Agreement, Plan will pay such penalties from its own funds, but may deduct the amount of such penalties from Lifemark' Administrative Fee; provided however, the amount of the deduction shall not exceed [x]*.

III. This Exhibit B shall be null and void if Lifemark of Texas, Inc. and Plan have entered into a risk sharing arrangement and this Agreement has been assigned to Lifemark of Texas, Inc.

                                    EXHIBIT C

              PER MEMBER PER MONTH MEDICAL COST BUDGET TARGETS FOR

               FY 1998 - OCTOBER 1, 1997 THROUGH AUGUST 31, 1998.



           CBA Waiver - Dual Eligible                                       [x]*

           CBA Waiver - Medicaid Only                                       [x]*

           Other Community Clients- Dual Eligible                           [x]*

           Other Community Clients - Medicaid Only                          [x]*

           New Nursing Facility Clients (MAO) - Dual Eligible               [x]*

           New Nursing Facility Clients (MAO) - Medicaid Only               [x]*

           Voluntary Nursing Facility Clients - Dual Eligible               [x]*

           Voluntary Nursing Facility Clients - Medicaid Only               [x]*

In the event that Plan capitation rates from TDHS are supplemented, modified or changed, Plan and Lifemark agree to review medical cost targets as described in this Exhibit.

* CONFIDENTIAL TREATMENT REQUESTED

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